CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated September 17, 2008, relating to the financial statements and financial highlights of Franklin International Growth Fund and Franklin International Small Cap Growth Fund which appear in the July 31, 2008 Annual Report to Shareholders of Franklin Global Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California
November 24, 2008